Exhibit 99.1


       LION Announces Fourth Quarter and Year End 2006 Results


    SEATTLE--(BUSINESS WIRE)--March 8, 2007--LION, Inc. (OTCBB:LINN), a leading provider of online lead generation and advanced business solutions that streamline the mortgage fulfillment process, today announced its financial results for the fourth quarter and year ended December 31, 2006.

    Revenue for fourth quarter 2006 was $3,305,000, down 11% from $3,729,000 for fourth quarter 2005 and 1% lower than third quarter 2006 revenue of $3,327,000. For full year 2006, revenue decreased 13% to $13,702,000 from $15,789,000 in the prior year.

    The Company reported a net loss for fourth quarter 2006 of $384,000, or $.01 per share, compared to net income of $13,000 for the same quarter in the prior year and a net loss of $215,000 for third quarter 2006. The Company reported a net loss for the full year 2006 of $1.3 million, or $.03 per share, compared to a net loss of $102,000 in the prior year.

    The Company reported an operating loss of $1.3 million for 2006 compared to an operating loss of $89,000 in 2005. The operating loss for fourth quarter 2006 was $259,000 compared to operating income of $9,000 in the same quarter a year ago, and an operating loss of $240,000 for third quarter 2006.

    The Company ended the year with $3.8 million of cash, cash equivalents, short term investments and restricted funds.

    "Our financial performance in 2006 did not meet our expectations for the year as revenue, earnings and cash flow were heavily impacted by challenging conditions in mortgage lending markets," said Randall
D. Miles, LION's Chairman and CEO. "While we met many significant operational and development milestones critical to our long term growth while simultaneously reducing our infrastructure costs, we nevertheless reported a loss for the year due to sharply lower revenue across many of our business lines.

    "Our financial results were impacted by more than just challenging market conditions, however. For the last couple of years, we have concentrated our resources on the consolidation of our acquisitions and the need to substantially upgrade our technology into a scalable platform that enabled us to develop and link a robust set of products and services. This was an undertaking of competitive necessity to meet the challenges of a rapidly changing mortgage industry and, more recently, to position the Company to preserve its options in a contracting mortgage finance sector.

    "In response to prevailing market conditions and to capitalize on our investment in upgrading our technology platform and products, we are undertaking new strategies to revitalize growth. Despite strong consumer Internet traffic in our Leads product group, unstable market conditions, increased competition, margin compression and industry lead quality concerns, have made it increasingly clear that the lead generation front end of our business model needed to be rethought. We concluded that a bolder strategy was necessary if we are to optimize our high level of consumer traffic, though not to the exclusion of lead generation as an important component of our Mortgage 101 franchise.

    "To better leverage the large number of consumers attracted to Mortgage 101, we have initiated a strategic shift in our business model to implement a portal based strategy to extend our Mortgage 101 business platform to include other consumer finance verticals and to adopt a more traditional Internet advertising approach. Having just entered into such an agreement with a leading auto finance direct lender to extend our offerings beyond mortgage finance, we are complimenting our strategic expansion with a significant redesign of our consumer Internet portal, Mortage101.com, which is scheduled for release in the second quarter.

    "In our Loans product group, the Precision MTS product suite has continued to perform well and has experienced sequential increases in revenue for the last three quarters, which we expect to be sustainable. The product line has been further enhanced through the recent introduction of an entry level product, Precision Access, which replaces our LION Pro Corporate offering, which is already beginning to report sales success. Our business to business portal, Lioninc.com, is also undergoing a redesign and will be released next quarter.

    "From a revenue perspective, our Capital Markets product group was most under pressure in 2006. While revenue was up 5% in the fourth quarter over third quarter 2006, year over year revenue declined by approximately $1.1 million, or 16%. With the recent addition of new sales leadership at our TRMS subsidiary, we expect to see acceleration in the addition of new customers to our client base during 2007.

    "Having completed during 2006 most of the strategic development initiatives on which we had set our sites more than two years ago, we believe 2007 to be a potentially transformational year for the Company. We are now shifting to a more externally directed focus on sales and marketing to leverage our investment, drive higher revenue and improve financial performance. Last year was a challenging year for us and the industry, however, we believe that our current product offerings, together with some of the strategic shifts now underway, will allow us to revitalize growth even in the current industry climate."

    Highlights

    Leads

    -- Maintained high volume of unique visitors to Mortgage 101.com Internet portal

    -- High search engine placement, number 1 or 2 or 3 on Google, MSN, Yahoo, Alta Vista and Ask.com for keyword search
        "mortgage" and several other mortgage related keywords

    -- Expanding business model to include more traditional Internet advertising opportunities

    --  Major website redesign planned for second quarter 2007

    -- Expansion into non-mortgage finance verticals; executed agreement with strategic partner to provide entree into automobile finance

    -- 5% growth in revenue year over year despite 15% revenue decline from third quarter 2006

    Loans

    --  3 quarters of sequential revenue growth in Precision MTS

    --  Added 17 Precision MTS customers in 2006

    -- Recently introduced Precision Access entry level suite for mortgage brokers and lenders

    -- Major website redesign for Lioninc.com business to business broker portal planned for second quarter 2007

    -- Redesigned Retail Websites platform to be introduced in second quarter 2007 to increase functionality and user management

    Capital Markets

    -- More than $71 billion in loan volume hedged through Pipeline Tools risk management technology for 2006

    --  Recent strategic sales management hire

    -- Client mortgage origination volume down significantly in strained mortgage market

    -- Fourth quarter revenue higher by 5% over third quarter; 2006 revenue down 16% from 2005

    Conference Call Details

    LION, Inc. will host a conference call to discuss its fourth quarter and full year 2006 financial results at 4:30 p.m. EST today. Participants may join the conference call by dialing 866-825-1692 (for U.S. participants only) ten minutes prior to the start of the conference. International participants can dial in to the call at 617-213-8059. The conference passcode is 99495217. The call will also be broadcast over the Internet and can be accessed through the Company's web site at www.lioninc.com. A replay of the conference call will be available on the Company's web site following the conference and by telephone through March 15, 2007 by dialing 888-286-8010 for U.S. participants and 617-801-6888 for International participants using passcode 36186273.

    About LION, Inc.

    LION, Inc. is a leading provider of advanced business solutions that streamline the mortgage loan fulfillment process in the over $2.5 trillion mortgage industry. From Leads to Loans to Capital Markets, LION offers consistent, seamless business solutions to consumers, brokers, realtors, originators and lenders. LION provides an integrated technology platform offering online loan productivity, mortgage pipeline hedging and risk management, software development and data communication tools. LION's business to consumer Internet portal, Mortgage101.com, provides consumers with access to LION's extensive proprietary network of mortgage brokers, realtors and lenders. Through its subsidiary, Tuttle Risk Management Services LLC, LION provides hands-on mortgage pipeline risk management for financial institutions that originate and then sell loans into the secondary market. LION has offices in Washington, California and Colorado and has been named by Deloitte & Touche LLP as one of the 50 fastest growing technology companies in the State of Washington for the last 3 years. For more information about LION, please visit www.lioninc.com.

    This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release). Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: interest rate changes; housing and consumer trends affecting home purchases; the management of our potential growth; our ability to integrate newly acquired assets and product lines; risks of new business areas and new Internet technology; joint-marketing and sales agreements; our ability to attract and retain high quality employees; changes in the overall economy and in technology; and the number and size of our Internet competitors. Statements in this release should be evaluated in light of these important factors. All information set forth in this release is as of March 8, 2007, and LION undertakes no duty to update this information. More information about these and other important factors that could affect our business and financial results is included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is on file with the Securities and Exchange Commission. Additional information may also be set forth in those sections in our quarterly reports on Form 10-QSB previously filed with the Securities and Exchange Commission.




                      LION, Inc. and Subsidiary
           CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                (In thousands, except per share data)
                             (Unaudited)

                                      Three months     For the year
                                      ended December  ended December
                                           31,              31,
                                     --------------- -----------------
                                       2006    2005     2006     2005
                                     ------- ------- -------- --------

Revenues                             $3,305  $3,729  $13,702  $15,789

Expenses
   Direct costs                       1,527   1,455    6,077    6,338
   Selling and marketing                511     655    2,184    2,526
   General and administrative           920     931    4,012    4,089
   Research and development             512     547    2,238    2,392
   Depreciation and amortization         94     132      445      533
                                     ------- ------- -------- --------
        Total expenses                3,564   3,720   14,956   15,878
                                     ------- ------- -------- --------

        Operating income (loss)        (259)      9   (1,254)     (89)

Other income - net                       27       7       95        1
                                     ------- ------- -------- --------

        Income (loss) before tax       (232)     16   (1,159)     (88)

Income tax expense                     (152)     (3)    (161)     (14)
                                     ------- ------- -------- --------

            Net income (loss)         $(384)    $13  $(1,320)   $(102)
                                     ======= ======= ======== ========

Net income (loss) per common share,
   Basic and diluted                  $(.01)     $-    $(.03)      $-
                                     ======= ======= ======== ========




                      LION, Inc. and Subsidiary
                CONSOLIDATED CONDENSED BALANCE SHEETS
                            (In Thousands)
                             (Unaudited)

                                                       At December 31,
                                                       ---------------
                                                         2006    2005
                                                       ------- -------
                        ASSETS

CURRENT ASSETS
   Cash and cash equivalents                           $2,587  $3,371
   Short-term investments                                 900     800
   Accounts receivable - net                            1,101   1,161
   Prepaid expenses and other                             530     598
                                                       ------- -------

        Total current assets                            5,118   5,930

PROPERTY AND EQUIPMENT, net                               555     844

OTHER ASSETS
   Goodwill - net                                       2,590   2,590
   Other assets                                           224     325
                                                       ------- -------

                                                       $8,487  $9,689
                                                       ======= =======
         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable                                      $162    $212
   Accrued liabilities                                    975     958
   Current maturities of long-term obligations            977      23
   Deferred revenue                                       631     649
                                                       ------- -------

        Total current liabilities                       2,745   1,842

LONG-TERM OBLIGATIONS, less current maturities              8     972

STOCKHOLDERS' EQUITY                                    5,734   6,875
                                                       ------- -------

                                                       $8,487  $9,689
                                                       ======= =======




                      LION, Inc. and Subsidiary
           CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                            (In thousands)
                             (Unaudited)

                                                       For the year
                                                       ended December
                                                             31,
                                                      ----------------
                                                         2006    2005
                                                      -------- -------

Net loss                                              $(1,320)  $(102)
Non-cash items                                            725     766
Changes in working capital                                 61    (199)
                                                      -------- -------
    Net cash (used in) provided by operating
     activities                                          (534)    465
                                                      -------- -------

Purchase of available-for-sale securities - net             -    (800)
Other net uses of cash for investing activities          (241)   (447)
                                                      -------- -------
    Net cash used in investing activities                (241) (1,247)
                                                      -------- -------

Restricted cash for letter of credit                        -    (280)
Other net uses of cash for financing activities            (9)    (85)
                                                      -------- -------
    Net cash used in financing activities                  (9)   (365)
                                                      -------- -------

Net decrease in cash and cash equivalents                (784) (1,147)
Cash and cash equivalents at beginning of period        3,371   4,518
                                                      -------- -------
Cash and cash equivalents at end of period             $2,587  $3,371
                                                      ======== =======



    CONTACT: LION, Inc.
             Dave Stedman, President, 800-546-6463